Exhibit 5.1

1221 PEACHTREE STREET, N.E., SUITE 400 • ATLANTA, GEORGIA 30361.3580

Telephone: +1.404.521.3939 • jonesday.com

June 15, 2026

PureCycle Technologies, Inc.

20 North Orange Avenue, Suite 106

Orlando, Florida 32801

Re:	$287,500,000 Aggregate Principal Amount of 4.75% Convertible Senior
Notes due 2032 of PureCycle Technologies, Inc.

Ladies and Gentlemen:

We are acting as counsel for PureCycle Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $287,500,000 aggregate principal amount of the Company’s 4.75% Convertible Senior Notes due 2032 (the “Notes”), convertible into cash, shares of the Company’s common stock, par value $0.001 per share (“the “Conversion Shares”), or a combination of cash and Conversion Shares, pursuant to the Underwriting Agreement, dated as of June 10, 2026 (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named in the Underwriting Agreement. The Notes are being issued under the Indenture, dated as of June 15, 2026 (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 15, 2026 (together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Company.

2.

The Conversion Shares initially issuable upon conversion of the Notes have been authorized by all necessary corporate action of the Company and, when issued and delivered upon conversion of the Notes pursuant to the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

For purposes of the opinion expressed in paragraph 1, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

PureCycle Technologies, Inc.

June 15, 2026

The opinion expressed in paragraph 1 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of any other Delaware law or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-296672) (the “Registration Statement”), filed by the Company to effect the registration of the Notes and the Conversion Shares under the Securities Act of 1933 (the “Act”), and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day